UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

The Hillman Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10590 Hamilton Avenue

Cincinnati, Ohio 45231

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 851-4900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

This current report on Form 8-K is being filed in connection with the completion on June 30, 2014 (the “Closing Date”) of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 16, 2014, among OHCP HM Acquisition Corp. (“OHCP HM Acquisition”), a Delaware corporation and direct parent of The Hillman Companies, Inc., a Delaware corporation (“Holdings”), HMAN Group Holdings Inc. (the “Purchaser”), HMAN Intermediate Holdings Corp., a Delaware corporation and wholly owned direct subsidiary of the Purchaser (“Intermediate Holdco”), HMAN Merger Sub Corp., a Delaware corporation and wholly owned indirect subsidiary of the Purchaser (the “Merger Sub”), and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., acting collectively as representative of OHCP HM Acquisition’s stockholders and optionholders, pursuant to which the Purchaser acquired 100% of the capital stock of OHCP HM Acquisition in a reverse triangular merger pursuant to which Merger Sub merged with and into OHCP HM Acquisition, with OHCP HM Acquisition as the surviving company (the “Merger”).

Item 1.01 Entry into a Material Definitive Agreement.

Senior Secured Credit Facilities

On the Closing Date, in connection with the Merger, HMAN Finance Sub Corp. (“Finance Sub”), The Hillman Group, Inc. (the “Hillman Group” and, as the surviving corporation after giving effect to the merger with Finance Sub, the “Borrower” or the “Issuer”), HMAN Intermediate Finance Sub Corp. (“Intermediate Finance Sub”), to be merged with and into Holdings, Holdings, Hillman Investment Company (“Intermediate Holdings”), and certain of the Borrower’s subsidiaries entered into a credit agreement (the “Senior Credit Agreement”) and related security and other agreements for a $620.0 million senior secured credit facility, which includes a $550.0 million new term loan facility (the “New Term Loan Facility”) and a $70.0 million new revolving credit facility (the “New Revolving Credit Facility”, and together with the New Term Loan Facility, the “Senior Credit Facilities”), with Barclays Bank PLC, as administrative agent, and certain financial institutions as lenders. A portion of the New Revolving Credit Facility not to exceed $15.0 million is available for the issuance of letters of credit. An additional portion of the New Revolving Credit Facility not to exceed $15.0 million is available for swingline loans.

The Senior Credit Agreement provides that, after the Closing Date, the Borrower may request increases to the New Term Loan Facility and/or New Revolving Credit Facility and/or add one or more incremental revolving facilities or term loan facilities in an aggregate principal amount not to exceed (w) $150.0 million, plus (x) in the case of any incremental facilities that serve to effectively extend the maturity of the New Term Loan Facility and/or New Revolving Credit Facility, an amount equal to the reductions in the New Term Loan Facility and/or New Revolving Credit Facility to be replaced thereby plus (y) the amount of certain voluntary prepayment of the term loans under the New Term Loan Facility and/or any incremental term facility and/or any permanent reduction of the commitments under the New Revolving Credit Facility and/or any incremental revolving facility plus (z) an unlimited amount so long as (1) if such indebtedness is secured on a pari passu basis with the Senior Credit Facilities, the Borrower is in compliance on a pro forma basis with a senior secured net leverage ratio of no greater than 4.50:1.00, (2) if such indebtedness is secured by a lien that is junior to the lien securing the Senior Credit Facilities, the Borrower is in compliance on a pro forma basis with a secured net leverage ratio of no greater than 5.00:1.00 and (3) if such indebtedness is unsecured, the Borrower is in compliance on a pro forma basis with a total net leverage ratio of 6.75:1.00. The existing lenders under the Senior Credit Facilities are not under any obligation to provide such additional commitments.

Interest Rate and Fees. Borrowings under the Senior Credit Facilities bear interest at a rate per annum equal to an applicable interest rate margin, plus, at our option, either (a) a base rate determined by the reference to the highest of (1) the prime commercial lending rate publicly announced by the administrative agent as the “prime rate” as in effect on such day, (2) the federal funds effective rate plus 0.50%, and (3) the LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for an interest period of one month, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the specified interest period, as adjusted for certain statutory reserve requirements.

A commitment fee will be charged on the average daily unused portion of the New Revolving Credit Facility of 0.50% per annum if the senior secured net leverage ratio is greater than 3.75:1.00 and 0.375% if the senior secured net leverage ratio is less than or equal to 3.75:1.00. In addition, a fronting fee will be charged on the aggregate face amount of outstanding letters of credit equal to 0.125% per annum.

Mandatory Prepayments. The Senior Credit Agreement requires the Borrower to prepay, subject to certain exceptions, outstanding term loans with:

•	100% of net cash proceeds of any incurrence of debt, other than the net cash proceeds of the Notes (as defined below) and certain other debt permitted under the Senior Credit Agreement;

•	100% of net cash proceeds above a threshold amount of certain asset sales, subject to reinvestment rights and certain other exceptions; and

•	50% (subject to step-downs to 25% and 0% based upon senior secured net leverage ratio levels of 3.75:1.00 and 3.25:1.00, respectively) of the Borrower’s annual excess cash flow.

The Senior Credit Agreement requires the Borrower to prepay outstanding loans and cash collateralize, “backstop” or replace outstanding letters of credit if at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and outstanding letters of credit under the Senior Credit Agreement exceeds the aggregate amount of revolving commitments then in effect, in an aggregate amount equal to such excess.

Voluntary Repayment. The Borrower may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Senior Credit Facilities at any time without premium or penalty other than (a) customary “breakage” costs with respect to LIBOR borrowings and (b) in the case of the New Term Loan Facility, a 1.00% call protection premium applicable to certain “repricing transactions” occurring on or prior to the date that is six months after the Closing Date.

Amortization and Final Maturity. All outstanding revolving loans under the New Revolving Credit Facility are due and payable in full upon the expiration of its five-year term. In the case of the term loans borrowed under the New Term Loan Facility, the Borrower is required to make scheduled quarterly payments equal to 0.25% of the original principal amount of the term loans made on the Closing Date, with the balance due on the seventh anniversary of the Closing Date.

Guarantees and Security. All obligations under the Senior Credit Facilities are unconditionally guaranteed by Holdings, Intermediate Holdings and certain of the Borrower’s existing and future direct and indirect wholly-owned domestic subsidiaries. All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Borrower’s assets and the assets of the guarantors, including:

•	A first-priority pledge of the capital stock of Intermediate Holdings directly held by Holdings, all of the Borrower’s capital stock directly held by Intermediate Holdings and a first priority pledge of all of the capital stock directly held by the Borrower and the Borrower’s subsidiary guarantors (which pledge, in the case of the capital stock of any first-tier foreign subsidiary or any “disregarded” domestic subsidiary, will be limited to 65% of the stock of such subsidiary); and

•	A first-priority security interest in substantially all of the Borrower’s and the guarantors’ tangible and intangible assets.

Certain Covenants and Events of Default. The Senior Credit Facilities contain a number of restrictive covenants that, among other things and subject to certain exceptions, restrict the Borrower’s ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock;

•	make investments, acquisitions, loans and advances;

•	create negative pledges or restrictions on the payment of dividends or payment of other amounts owed to the Borrower from its subsidiaries;

•	engage in transactions with affiliates;

•	sell, transfer or otherwise dispose of our assets, including capital stock of subsidiaries;

•	materially alter the business conducted by the Borrower;

•	modify certain material documents;

•	change our fiscal year;

•	consolidate, merge, liquidate or dissolve;

•	incur liens; and

•	make prepayments of subordinated or junior debt or the Notes.

Holdings and Intermediate Holdings are also subject to a “passive holding company” covenant under the Senior Credit Facilities.

In addition, if on the last day of any fiscal quarter the total amount of outstanding revolving loans and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) is in excess of 35% of the total revolving commitments at that time, the Borrower is subject to a senior secured net leverage ratio test of 6.50:1.00.

The Senior Credit Facilities also contain certain customary representations and warranties, affirmative covenants and reporting obligations. In addition, the lenders under the Senior Credit Facilities are permitted to accelerate the loans and terminate commitments thereunder or exercise other specified remedies available to secured creditors upon the occurrence of certain events of default, subject to certain grace periods and exceptions, which include, among others, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments and changes of control.

Indenture and 6.375% Senior Notes due 2022

On the Closing Date, Finance Sub issued $330.0 million aggregate principal amount of its 6.375% senior notes due 2022 (the “Notes”) pursuant to an indenture, dated as of June 30, 2014 (the “Original Indenture”), among Finance Sub, Intermediate Finance Sub, as guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). On the Closing Date, following the Merger, the Hillman Group and certain guarantors, including Holdings and Intermediate Holdings (the “Guarantors”), entered into a supplemental indenture with the Trustee (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”) pursuant to which the Hillman Group assumed the obligations of Finance Sub under the Indenture and the Notes, Holdings assumed the guarantee obligations of Intermediate Finance Sub and the Guarantors guaranteed the Notes.

The Notes will mature on July 15, 2022. Interest on the Notes accrue at a rate of 6.375% per annum, payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2015.

Guarantees. The Notes are guaranteed, jointly and severally, by Holdings, Intermediate Holdings and all of the Issuer’s wholly-owned domestic subsidiaries that guarantee the Senior Credit Facilities.

Ranking. The Notes and related guarantees (the “Guarantees”) constitute the Issuer and the Guarantors’ senior unsecured obligations, and they rank: equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness; senior in right of payment to all of the Issuer’s and the Guarantors’ existing and future senior indebtedness; effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future secured indebtedness, including the Senior Credit Facilities, to the extent of the value of the assets securing such indebtedness; and structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the Notes, to the extent of the assets of those subsidiaries.

Mandatory Redemption; Offers to Purchase; Open Market Purchases. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “Change of Control” and “Asset Sale Proceeds” below. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption. Any time prior to July 15, 2017, the Issuer may redeem all or a part of the Notes at its option, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date. The “Applicable Premium” means, with respect to any Note on any redemption date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at July 15, 2017 (such redemption price being set forth in the table below), plus (ii) all required interest payments due on such Note through July 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (ii) the then outstanding principal amount of the Note as calculated by the Issuer or on behalf of the Issuer by such person as the Issuer shall designate; provided that such calculation shall not be a duty or an obligation of the Trustee.

On and after July 15, 2017, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, subject to the right of holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2017	104.781%
2018	103.188%
2019	101.594%
2020 and thereafter	100.000%

In addition, until July 15, 2017, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including the aggregate principal amount of Notes issued after June 30, 2014) at a redemption price equal to 106.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, subject to the right of holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Notes that are issued under the Indenture after June 30, 2014 remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering upon not less than 30 nor more than 60 days’ notice sent to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Change of Control. If a change of control occurs, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described above under “Optional Redemption,” each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a price in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the right of holders of record of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date.

Asset Sale Proceeds. If the Issuer or any of its restricted subsidiaries consummates certain asset sales, the Issuer or its restricted subsidiary generally must, within specific periods of time, either repay certain of its or its restricted subsidiaries’ indebtedness or make an offer to purchase a principal amount of the Notes and certain other debt equal to the excess proceeds, or invest the net proceeds from such sales in additional assets. The purchase price of the Notes will be 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants. The Indenture contains covenants that, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to:

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	pay dividends on or make certain other distributions on the Issuer’s capital stock or repurchase the Issuer’s capital stock or prepay subordinated indebtedness;

•	create liens;

•	make certain investments or other restricted payments;

•	engage in transactions with affiliates; and

•	sell certain assets or merge or consolidated with or into other companies or otherwise dispose of all or substantially all of their assets.

Events of Default. The Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 30% in principal amount of the total outstanding Notes may declare the principal, premium, if any, interest on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

Item 1.02 Termination of a Material Definitive Agreement.

Existing Credit Agreement

In connection with the Merger, Holdings and the Hillman Group repaid all of their outstanding indebtedness under the Credit Agreement dated as of May 28, 2010 (as amended, the “Existing Credit Agreement”), by and among OHCP HM Acquisition, Holdings, Intermediate Holdings, the Hillman Group, Barclays Bank PLC as Administrative Agent, Issuing Lender and Swingline Lender, and the other entities and lenders party to such Existing Credit Agreement. Upon repayment of such indebtedness, the Existing Credit Agreement was terminated.

Indenture Governing 10.875% Senior Notes due 2018

On the Closing Date, the Hillman Group gave notice of its intention to redeem any and all outstanding aggregate principal amount of its 10.875% senior notes due 2018 (the “2018 Notes”) on July 30, 2014 (the “Redemption Date”). The 2018 Notes will be redeemed at a redemption price of 105.438% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date. The aggregate principal amount of the 2018 Notes outstanding on the Closing Date was $265.0 million. In connection with the redemption of the 2018 Notes, the Hillman Group irrevocably deposited or caused to be deposited with the trustee under the indenture governing the 2018 Notes (the “2018 Notes Indenture”) $284,133,772.92, an amount sufficient to redeem the outstanding 2018 Notes (including accrued and unpaid interest , if any, to the Redemption Date) on the Redemption Date. The 2018 Notes Indenture was satisfied and discharged in accordance with its terms, and, as a result, the Hillman Group has been released from its obligations with respect to the 2018 Notes Indenture and the 2018 Notes, except with respect to those provisions of the 2018 Notes Indenture that, by their terms, survive the satisfaction and discharge of the 2018 Notes Indenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant.

As a result of the Merger, a change in control of Holdings occurred. The information set forth under Item 8.01 is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Prior to the closing of the Merger, Maurice Andrien, Robert Caulk, Max W. Hillman, Jr., David Jones, Alan Lacy, Kevin Mailender, and Tyler Wolfram tendered their resignations as directors of Holdings.

Following the closing of the Merger, James P. Waters, as the sole remaining director of Holdings, appointed Max W. Hillman, Jr., Kevin Mailender, Tyler Wolfram, A. Joe Delgado, Mark McFadden, Timothy Walsh, Doug Cahill, and Will Jaudes as directors, effective as of July 1, 2014. Messrs. Delgado, McFadden, and Walsh are Managing Directors at CCMP Capital Advisors, LLC (“CCMP”), Doug Cahill is an Executive Advisor at CCMP, and Will Jaudes is a Principal at CCMP.

Max W. Hillman, Jr.

Mr. Hillman previously served as a director of Holdings since 2001. Prior to retirement from his executive position, effective July 1, 2013, Mr. Hillman was President and Chief Executive Officer and member of the Board of Directors of Holdings and Chief Executive Officer of Hillman Group. From 2000 to 2001, Mr. Hillman was Co-Chief Executive Officer of Hillman Group. Mr. Hillman presently serves on the board of Woodstream Corp., Sunsource Technology Services Inc., and West Chester Holdings, Inc. Mr. Hillman previously served as a director of State Industrial Products from 2006 to 2011. Mr. Hillman’s qualifications to sit on the board of directors include his previous roles as President and Chief Executive Officer of the Company and formerly Co-Chief Executive Officer of Hillman Group.

Kevin Mailender

Mr. Mailender previously served as a director of Holdings since 2010. Mr. Mailender has been a Partner of Oak Hill Capital Management, LLC since 2013 and previously was a Principal of Oak Hill Capital Management between 2008 and 2013 and a Vice President of Oak Hill Capital Management between 2004 and 2008. Mr. Mailender currently serves as a director of Dave & Buster’s Holdings, Inc. and Earth Fare, Inc. Mr. Mailender was selected to serve on our board of directors due to his financial, investment, and business experience.

Tyler Wolfram

Mr. Wolfram previously served as director of Holdings since 2010. Mr. Wolfram has been a Managing Partner of Oak Hill Capital Management, LLC since 2013 and previously was a Partner of Oak Hill Capital Management between 2001 and 2013. Mr. Wolfram is a member of Oak Hill Management’s Executive Committee and Investment Committee. Mr. Wolfram served on the board of directors of Duane Reade Holdings, Inc. from 2004 until 2010 and on the board of directors of NSA International, Inc. from 2006 until 2013 and currently serves as a director of Dave & Buster’s Holdings, Inc., and Earth Fare, Inc. Mr. Wolfram serves as the Chairman of our board of directors due to his financial, investment, and business experience.

A. Joe Delgado

Mr. Delgado has been a Managing Director at CCMP since 2007. Prior to that, he was a Principal at J.P. Morgan Partners, LLC between 2002 through August 2006, when the buyout and growth equity professionals of J.P. Morgan Partners, LLC separated from JPMorgan Chase & Co. and established CCMP as an independent firm, and he was a Principal at CCMP between 2006 and 2007. Mr. Delgado is a member of CCMP’s Investment Committee. Mr. Delgado currently serves on the board of directors of Newark E&P Holdings, LLC. Mr. Delgado was selected to serve on the board of directors due to his financial, investment and business experience.

Mark McFadden

Mr. McFadden has been a Managing Director at CCMP since 2014 and previously was a Principal of CCMP between 2007 and 2014, and an Associate at CCMP between 2006 and 2008. Prior to joining CCMP in 2006, Mr. McFadden joined J.P. Morgan Partners, LLC in 2002 and was an Associate between 2002 and 2006. Mr. McFadden serves on the board of directors of Milacron Holdings Inc. Mr. McFadden was selected to serve on the board of directors due to his financial, investment and business experience.

Timothy Walsh

Mr. Walsh has been a Managing Director at CCMP since it was formed in August 2006. Prior to joining CCMP, Mr. Walsh was a Partner at J.P. Morgan Partners, LLC between 2000 and 2006. Mr. Walsh is a member of CCMP’s Investment Committee. He serves on the board of directors of Generac Power Systems, Inc., Milacron Holdings Inc. and Volotea S.L. Mr. Walsh was selected to serve on the board of directors due to his financial, investment and business experience.

Doug Cahill

Mr. Cahill has been an Executive Advisor at CCMP since 2013. Prior to joining CCMP, Mr. Cahill served as President and Chief Executive Officer of Oreck, the Nashville-based manufacturer of upright vacuums and cleaning products, from 2010 until March 2013. Prior to joining Oreck, Mr. Cahill served as President and Chief Executive Officer of Doane Pet Care Company, a private label manufacturer of pet food and former CCMP portfolio company. Prior to joining Doane in 1997, Mr. Cahill spent 13 years at Olin Corporation, a diversified manufacturer of metal and chemicals, where he served in a variety of managerial and executive roles. Mr. Cahill serves as a Board Member for Junior Achievement of Middle Tennessee and the Boys & Girls Club of Middle Tennessee and is on the Board of Visitors at Vanderbilt University’s Owen Graduate School of Management. In January 2009, he was appointed an Advisor to Mars Incorporated. He also sits on the Board of Directors of Banfield Pet Hospital, Jamieson Intermediate Holdings Ltd., and Bargain Holdings Inc. Mr. Cahill was selected to serve on the board of directors due to his financial, investment and business experience.

Will Jaudes

Mr. Jaudes has been a Principal at CCMP since 2013. Prior to joining CCMP, Mr. Jaudes was a Principal at HM Capital Partners, where he concentrated on investing in upstream and midstream energy companies. Prior to joining HM Capital Partners, Mr. Jaudes was an Analyst in the Global Mergers & Acquisitions Group of Lehman Brothers. Mr. Jaudes was selected to serve on the board of directors due to his financial, investment and business experience.

Item 8.01 Other Events.

On June 30, 2014, pursuant to the terms of the Merger Agreement, the parties consummated the Merger and Merger Sub merged with and into OHCP HM Acquisition, with OHCP HM Acquisition being the surviving company and a wholly owned subsidiary of the Purchaser. In connection with the Merger, the name of OHCP HM Acquisition was amended to be “HMAN Intermediate Holdings II Corp.”

On June 30, 2014, Holdings, CCMP, and Oak Hill Capital Management issued a joint press release announcing that the parties consummated the Merger. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2014	THE HILLMAN COMPANIES, INC.

	By:	/s/ Anthony A. Vasconcellos
	Name:	Anthony A. Vasconcellos
	Title:	Chief Financial Officer

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release dated June 30, 2014